Exhibit 99.1

CITI TRENDS, INC. ADDS BRIAN CARNEY TO BOARD OF DIRECTORS

SAVANNAH, GA (November 30, 2007) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that Brian P. Carney has joined the Company’s Board of Directors, effective immediately.  With his appointment, the Board now consists of five directors, four of whom are independent directors.  Mr. Carney will serve on the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee of the Board of Directors.

A 25-year retail and public company veteran, Mr. Carney currently serves as Executive Vice President and Chief Financial Officer of BI-LO, LLC, a position he has held since 2005.  His extensive finance career includes serving for 8 years as Chief Financial Officer for Jo-Ann Stores, Inc., as well as more than 8 years with Revco, where he served as Senior Vice President of Finance for the Company. Mr. Carney began his career with Arthur Andersen & Co. in 1982 and he is a CPA and a member of the AICPA and South Carolina Society of CPA’s.

Ed Anderson, Chairman and Chief Executive Officer of Citi Trends, noted, “We are pleased to add Brian to the Board of Directors. As a highly successful chief financial officer, he is well-versed not only in all areas of finance but also in strategic planning, real estate and retail supply chain operations. His experience in fast-growth retail environments was also very attractive to us and should help guide the Company as we execute our growth plans.”

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 319 stores located in 20 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Contact:	Bruce Smith	Ed Anderson
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Financial Officer	Chairman and Chief Executive Officer
	(912) 443-2075	(912) 443-3705

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